Exhibit 99.1

500 Laurel St. Baton Rouge, LA 70801 P: 225.248.7600 F: 225.248.7650

FOR IMMEDIATE RELEASE	Misty Albrecht
November 3, 2021	b1BANK
225.286.7879
Misty.Albrecht@b1BANK.com

b1BANK Names Saundra Strong as General Counsel

Baton Rouge, La. – Jude Melville, president and CEO of b1BANK, announced Saundra Strong as General Counsel for Business First Bancshares, Inc. (NASDAQ: BFST) (Business First) and b1BANK. Strong will be the first in-house general counsel for the bank. She has over seventeen years of legal experience, most recently serving as senior vice president, assistant general counsel at BancorpSouth Bank (BancorpSouth), where she also assisted in creating their in-house legal department.

“As we’ve expanded our footprint across three states and multiple lines of business, we have established relationships with many good lawyers and firms that have provided us with invaluable legal advice.  Adding a general counsel to our team will help us oversee our diverse range of legal and regulatory activities and better manage these important partnerships,” said Melville. “I’m confident Saundra’s extensive experience in corporate governance, regulatory compliance, labor and employment laws, and the legal requirements of publicly traded companies will serve our bank well as we continue to grow its impact across the region.”

During Strong’s seven years at BancorpSouth, she managed and oversaw the bank’s Affirmative Action and Diversity and Inclusion Plan, conducted SOX-Whistleblower investigations, and oversaw various internal legal and regulatory matters. Prior to joining BancorpSouth in 2014, Saundra was an associate at Phelps Dunbar LLP.

“I’m thrilled to have the opportunity to build the in-house legal department of b1BANK,” said Strong. “My previous experience working with internal and external legal partners will help me as we build a department that will benefit the bank in both legal and regulatory matters today and as we continue to grow.”

Strong holds a Juris Doctor degree from Mississippi College School of Law and a Bachelor of Science in criminal justice from the University of Southern Mississippi. She is a member of the Mississippi Bar Association, Mississippi Defense Lawyers Association, Jackson Young Lawyers Association, Capital Area Human Resources Association, and Capital Area Bar Association.

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About Business First Bancshares, Inc.

Business First Bancshares, Inc., (Nasdaq: BFST) through its banking subsidiary b1BANK, has $4.4 billion in assets, $4.7 billion in assets under management through b1BANK’s affiliate Smith Shellnut Wilson, LLC (SSW) (excludes $1.0 billion of b1BANK assets managed by SSW) and operates Banking Centers and Loan Production Offices in markets across Louisiana and the Dallas, Texas area, providing commercial and personal banking products and services. Commercial banking services include commercial loans and letters of credit, working capital lines and equipment financing, and treasury management services. b1BANK was awarded #1 Best-In-State Bank, Louisiana, by Forbes and Statista, and is a three-time recipient of Baton Rouge Business Report’s “Best Places to Work in Baton Rouge.” Visit b1BANK.com for more information.

Special Note Regarding Forward-Looking Statements

Statements in this press release may not be based on historical facts and may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by reference to future period(s) or by the use of forward-looking terminology, such as “anticipate,” “estimate,” “expect,” “foresee,” “may,” “might,” “will,” “would,” “could” or “intend,” future or conditional verb tenses, and variations or negatives of such terms.

All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Any forward-looking statement speaks only as of the date of this press release.

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